Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FOURTH-QUARTER 2014 GAAP-BASIS EPS OF $1.24
ON REVENUE OF $2.6 BILLION; FULL-YEAR 2014 GAAP-BASIS EPS OF $4.69 ON REVENUE OF $10.3 BILLION

Fourth-quarter 2014 operating-basis1 EPS was $1.37, up 19.1%, on revenue of $2.7 billion, up 7.8%, compared to the fourth quarter of 2013

Full-year 2014 operating-basis EPS was $5.09, up 12.1%, on revenue of $10.6 billion, up 5.9%, compared to full-year 2013

Boston, MA ...January 23, 2015
In announcing today's financial results, Joseph L. Hooley, State Street's chairman and chief executive officer said, "Our fourth-quarter and full-year 2014 results reflect strength across our asset servicing and asset management businesses. Despite the low interest rate environment in 2014, our revenue experienced solid growth compared to 2013 from both asset servicing and asset management. As a result, operating-basis total fee revenue for 2014 exceeded 2013 by 7.4 percent. Our focus on developing and delivering solutions to serve our clients' evolving needs continues to position us well against strong global growth trends. As a result of this we achieved new asset servicing commitments in 2014 of $1.1 trillion, including approximately $400 billion in the fourth quarter of 2014, and 2014 net new assets to be managed of approximately $28 billion, including approximately $7 billion in the fourth quarter of 2014.
    Hooley continued, "We are pleased we completed our Business Operations and Information Technology Transformation program at the end of 2014 as planned and I want to acknowledge the efforts of the entire State Street team for helping us complete this important initiative. Managing expenses and continuing to drive efficiencies remain ongoing priorities, despite continued pressure from regulatory costs."
Hooley concluded, "We recently submitted our 2015 capital plan for review to the Federal Reserve and continue to emphasize the return of capital to shareholders through dividends and our common stock purchase program. We purchased approximately $410 million of our common stock during the fourth quarter, and $1.23 billion since April 1, 2014, under our current $1.7 billion common stock purchase program, which is effective through March 2015."

Fourth-Quarter 2014 GAAP-Basis Results:

•
Earnings per common share (EPS) of $1.24 decreased from $1.26 in the third quarter of 2014 and increased from $1.22 in the fourth quarter of 2013. Fourth-quarter 2014 results include a net after-tax charge of $40 million, or $0.10 per share, to increase our legal accrual associated with indirect foreign exchange matters. Fourth-quarter 2014 results also include a net after-tax restructuring charge of $27 million, or $0.06 per share, related to the completion of the Business Operations and Information Technology Transformation program.

•	Net income available to common shareholders of $525 million decreased from $542 million in the third quarter of 2014 and from $545 million in the fourth quarter of 2013.

•	Revenue of $2.63 billion increased from $2.58 billion in the third quarter of 2014 and from $2.46 billion in the fourth quarter of 2013.

•	Net interest revenue of $574 million increased from $570 million in the third quarter of 2014 and decreased from $585 million in the fourth quarter of 2013.

•	Provision for loan losses of $4 million increased from $2 million in the third quarter of 2014 and decreased from $6 million in the fourth quarter of 2013.

•	Expenses of $1.99 billion increased from $1.89 billion in the third quarter of 2014 and from $1.85 billion in the fourth quarter of 2013.

•	Return on average common shareholders' equity (ROE) of 10.4% decreased from 10.6% in the third quarter of 2014 and from 10.9% in the fourth quarter of 2013.

Full-Year 2014 GAAP-Basis Results:

•
EPS of $4.69 increased 1.5% from $4.62 in 2013. Revenue increased 4.2% to $10.3 billion from $9.88 billion in 2013. Expenses increased 7.9% to $7.76 billion from $7.19 billion in 2013. ROE decreased to 10.1% in 2014 from 10.5% in 2013.

Non-GAAP Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Non-GAAP measures are not a substitute for, and are not superior to, measures presented on a GAAP basis. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.

The following table reconciles select fourth-quarter 2014 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this news release includes additional reconciliations.

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP basis	$634	$525	$1.24
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	81
Tax-exempt investment securities (net interest revenue)	44
Total	125
Non-operating adjustments
Discount accretion associated with former conduit securities (net interest revenue)	(31)	(19)	(.04)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	10	7.01
Provisions for other litigation exposure and other costs, net (other expenses)	50	40.10
Acquisition costs (expenses)	10	7.01
Restructuring charges, net (expenses)	42	27.06
Effect on income tax of non-operating adjustments	—	(5)	(.01)
Total	81	57.13
Operating basis	$840	$582	$1.37
Fourth-Quarter 2014 Operating-Basis (Non-GAAP) Results:1

•	EPS of $1.37 increased from $1.35 in the third quarter of 2014 and from $1.15 in the fourth quarter of 2013.

•	Net income available to common shareholders of $582 million increased from $581 million in the third quarter of 2014 and from $514 million in the fourth quarter of 2013.

•	Revenue of $2.72 billion increased from $2.68 billion in the third quarter of 2014 and from $2.53 billion in the fourth quarter of 2013.

•
Net interest revenue of $587 million increased from $580 million in the third quarter of 2014 and decreased from $596 million in the fourth quarter of 2013. Operating-basis net interest revenue excluded discount accretion on former conduit securities of $31 million, $33 million and $31 million for the fourth quarter of 2014, the third quarter of 2014, and the fourth quarter of 2013, respectively. Operating-basis net interest revenue for all quarters is presented on a fully taxable-equivalent basis.

•	Expenses of $1.88 billion increased from $1.81 billion in the third quarter of 2014 and from $1.76 billion in the fourth quarter of 2013.

•	ROE of 11.6% increased from 11.4% in the third quarter of 2014 and from 10.3% in the fourth quarter of 2013.

Full-Year 2014 Operating-Basis (Non-GAAP) Results:1

•
EPS of $5.09 increased 12.1% from $4.54 in 2013. Revenue increased 5.87% to $10.64 billion from $10.05 billion in 2013. Expenses increased 5.86% to $7.42 billion from $7.01 billion in 2013. ROE increased to 10.9% in 2014 from 10.3% in 2013.

Fourth-Quarter 2014 and Full-Year 2014 Highlights:1

•
New business[2]: New asset servicing mandates during full-year and fourth quarter of 2014 totaled $1.1 trillion and approximately $400 billion, respectively. Net new assets to be managed during full-year and fourth quarter of 2014 were approximately $28 billion and approximately $7 billion, respectively.

•
Completed Business Operations and Information Technology Transformation program[3] at the end of 2014, achieving greater than $625 million of total annualized pre-tax savings with full effect in 2015, based on projected improvement from our total 2010 expenses from operations, all else being equal.

•	Achieved positive operating leverage[4] of 1 basis point for full-year 2014 compared to full-year 2013, despite a persistent low interest rate environment and elevated regulatory and compliance costs.

•
Capital[5]: Our common equity tier 1 ratio as of December 31, 2014, calculated under the advanced approaches in conformity with the Basel III final rule, was 12.5%. Our estimated pro forma Basel III common equity tier 1 ratio as of December 31, 2014, calculated under the standardized approach in conformity with the Basel III final rule, was 10.8%. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratio as of December 31, 2014, calculated under the advanced approaches in conformity with the Basel III final rule, was 11.6%. On a fully phased-in basis, our estimated pro-forma Basel III common equity tier 1 ratio as of December 31, 2014, calculated under the standardized approach in conformity with the Basel III final rule, was 10.0%.

•
Return of capital to shareholders: Purchased approximately $410 million of our common stock at an average price of $73.71 per share and declared a quarterly common stock dividend of $0.30 per share in the fourth quarter of 2014. During full-year 2014, we purchased approximately 23.7 million shares of our common stock at a total cost of approximately $1.65 billion and an average price of $69.48 per share. We have approximately $470 million remaining at year end under the $1.7 billion March 2014 common stock purchase program, which extends through March 31, 2015.

1 Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
2 New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and net new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of these new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as the case may be, as of December 31, 2014. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
3 Estimated pre-tax expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected improvement from our total 2010 operating-basis expenses, all else being equal, with the full effect to be realized in 2015. Our actual total expenses have increased since 2010, and may increase or decrease in the future, due to other factors.
4 Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis. Operating leverage presenting the fourth quarter of 2014 in relation to each of the third quarter of 2014 and the fourth quarter of 2013 is set forth in the addendum included with this news release.
5 In 2014, we announced that we had completed our Basel III qualification period. As a result, beginning with the second quarter of 2014, we have calculated and disclosed our regulatory capital ratios under the advanced approaches framework of the Basel III final rule. Our estimated pro forma Basel III common equity tier 1 ratio, calculated under the standardized approach, is an estimate, calculated in conformity with the Basel III final rule. Our estimated pro forma fully phased-in Basel III common equity tier 1 ratio calculated under the Basel III advanced approaches and our estimated pro forma fully phased-in Basel III common equity tier 1 ratio calculated in conformity with the standardized approach in the Basel III final rule (in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates based on our interpretations of the Basel III final rule as applied to our current businesses and operations as currently conducted. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our common equity tier 1 ratios thereunder, factors that could influence State Street's calculations of its common equity tier ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.

Selected Financial Information and Ratios
The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights
(Dollars in millions)	Q4 2014	Q3 2014	% Increase (Decrease)	Q4 2013	% Increase (Decrease)
Total revenue[1]	$2,724	$2,678	1.7%	$2,528	7.8%
Total expenses[1]	1,880	1,808	4.0	1,760	6.8
Net income available to common shareholders[1]	582	581	0.2	514	13.2
Earnings per common share[1]	1.37	1.35	1.5	1.15	19.1
Return on average common equity[1]	11.6%	11.4%	20 bps	10.3%	130 bps
Total assets as of period-end	$274,119	$274,805	(0.2)%	$243,291	12.7%
Quarterly average total assets	254,439	247,310	2.9	210,915	20.6
Net interest margin[1]	1.04%	1.06%	(2) bps	1.30%	(26) bps
Net unrealized gains (losses) on investment securities, after-tax, as of period-end	$487	$411		$(213)

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q4 2014	Q3 2014	% Increase (Decrease)	Q4 2013	% Increase (Decrease)
Assets under custody and administration[1,2]	$28,188	$28,465	(1.0)%	$27,427	2.8%
Assets under management[2]	2,448	2,421	1.1	2,345	4.4
Market Indices3:
S&P 500® daily average	2,009	1,976	1.7	1,769	13.6
MSCI EAFE® daily average	1,795	1,924	(6.7)	1,860	(3.5)
S&P 500® average of month-end	2,048	1,969	4.0	1,804	13.5
MSCI EAFE® average of month-end	1,811	1,901	(4.7)	1,894	(4.4)

1 Includes assets under custody of $21,656 billion, $21,707 billion and $20,411 billion, as of December 31, 2014, September 30, 2014 and December 31, 2013, respectively.
2 As of period-end.
3 The index names listed in the table are service marks of their respective owners.

The following table presents fourth-quarter 2014 activity in assets under management, by product category.
Assets Under Management

(In billions)	Equity	Fixed-Income	Cash	Multi-Asset-Class Solutions	Alternative Investments	Total
Balance as of September 30, 2014	$1,411	$338	$410	$138	$124	$2,421
Long-term institutional inflows[1]	86	20	—	7	4	117
Long-term institutional outflows[1]	(81)	(45)	—	(8)	(3)	(137)
Long-term institutional flows, net	5	(25)	—	(1)	1	(20)
ETF flows, net	37	1	—	—	(2)	36
Cash fund flows, net	—	—	(9)	—	—	(9)
Total flows, net	42	(24)	(9)	(1)	(1)	7
Market appreciation[2]	39	14	—	(8)	9	54
Foreign exchange impact[2]	(17)	(9)	(2)	(2)	(4)	(34)
Total market/foreign exchange impact	22	5	(2)	(10)	5	20
Balance as of December 31, 2014	$1,475	$319	$399	$127	$128	$2,448

1 Amounts represent long-term portfolios, excluding ETFs.
2 Amounts represent aggregate impact on each product category for the period.
Revenue1
The following table provides the components of our operating-basis (non-GAAP) revenue1 for the periods noted:

(Dollars in millions)	Q4 2014	Q3 2014	% Increase (Decrease)	Q4 2013	% Increase (Decrease)
Servicing fees	$1,301	$1,302	(0.1)%	$1,232	5.6%
Management fees	299	316	(5.4)	290	3.1
Trading services revenue:
Foreign exchange trading	168	161	4.3	125	34.4
Brokerage and other fees[2]	125	117	6.8	111	12.6
Total trading services revenue	293	278	5.4	236	24.2
Securities finance revenue	106	99	7.1	76	39.5
Processing fees and other revenue[1,2,3]	138	103	34.0	98	40.8
Total fee revenue[1,2,3]	2,137	2,098	1.9	1,932	10.6
Net interest revenue[1,4]	587	580	1.2	596	(1.5)
Gains (losses) related to investment securities, net	—	—	nm	—	nm
Total Operating-Basis Revenue[1]	$2,724	$2,678	1.7%	$2,528	7.8%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Brokerage and other fees for the fourth quarter of 2014 and third quarter of 2014 reflect the reclassification of revenue associated with currency management from processing fees and other revenue. Brokerage and other fees and processing fees and other revenue previously reported for the fourth quarter of 2013 have been adjusted for comparative purposes.
3 Processing fees and other revenue for the fourth quarter of 2014, third quarter of 2014 and fourth quarter of 2013, presented in the table, included tax-equivalent adjustments of $81 million, $86 million and $53 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $57 million, $17 million and $45 million, respectively.
4 Net interest revenue for the fourth quarter of 2014, third quarter of 2014 and fourth quarter of 2013, presented in the table, included tax-equivalent adjustments of $44 million, $43 million and $42 million, respectively, and excluded conduit-related discount accretion of $31 million, $33 million and $31 million, respectively. GAAP-basis net interest revenue for these periods was $574 million, $570 million and $585 million, respectively.
nm Not meaningful.

Servicing fees of $1.30 billion in the fourth quarter of 2014 decreased slightly from the third quarter of 2014, primarily due to the impact of the stronger U.S. dollar and partially offset by net new business. Compared to the fourth quarter of 2013, servicing fees increased 5.6%, primarily due to net new business and stronger U.S. equity markets and partially offset by the impact of the stronger U.S. dollar.
Management fees of $299 million in the fourth quarter of 2014 decreased 5.4% from the third quarter of 2014, primarily due to the impact of the stronger U.S. dollar, lower performance fees and lower global equity markets. Compared to the fourth quarter of 2013, management fees increased 3.1%, primarily due to net new business and stronger U.S. equity markets and partially offset by the impact of the stronger U.S. dollar.
Foreign exchange trading revenue of $168 million in the fourth quarter of 2014 increased 4.3% and $43 million, or 34.4%, from the third quarter of 2014 and the fourth quarter of 2013, respectively. The increase over both periods was due to higher volatility and volumes. Brokerage and other fees of $125 million in the fourth quarter of 2014 increased 6.8% from the third quarter of 2014, primarily due to higher revenue from transition management. Compared to the fourth quarter of 2013, brokerage and other fees increased 12.6%, primarily due to higher revenue from transition and currency management.
Securities finance revenue of $106 million in the fourth quarter of 2014 increased 7.1% from the third quarter of 2014, primarily due to higher spreads. Compared to the fourth quarter of 2013, securities finance revenue increased $30 million, or 39.5%, primarily due to higher spreads and volumes and new business in enhanced custody.
Processing fees and other revenue of $138 million in the fourth quarter of 2014 increased $35 million, or 34.0% from the third quarter of 2014, primarily due to higher equity earnings from joint ventures and other fees. Compared to the fourth quarter of 2013, processing fees and other revenue increased $40 million, or 40.8%, primarily due to higher equity earnings from joint ventures and increased revenue associated with tax advantaged investments. See notes 1, 2 and 3 to the table above for a description of the presentation of operating-basis processing fees and other revenue.
Net interest revenue of $587 million in the fourth quarter of 2014 increased 1.2% from the third quarter of 2014, primarily due to $9 million from a one-time accelerated loan prepayment. Compared to the fourth quarter of 2013, net interest revenue decreased 1.5%. Excluding $9 million in the fourth quarter of 2014 from a one-time accelerated loan prepayment and $19 million in the fourth quarter of 2013 from a municipal security that was previously impaired, net interest revenue was approximately flat from fourth quarter of 2013, primarily due to lower yields offset by higher interest-earning assets.
Operating-basis net interest revenue excludes discount accretion on former conduit securities and is presented on a fully taxable-equivalent basis. See notes 1 and 4 to the table above for a description of the presentation of operating-basis net interest revenue. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $387 million in interest revenue from January 1, 2015 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated prepayment speeds and credit quality.
Net interest margin, including balances held at the Federal Reserve and other central banks, decreased to 104 basis points in the fourth quarter of 2014 from 106 basis points in the third quarter of 2014 and from 130 basis points in the fourth quarter of 2013. Refer to the addendum included with this news release for reconciliations of our net interest margin.

Expenses1
The following table provides the components of our operating-basis (non-GAAP)1 expenses for the periods noted:

(Dollars in millions)	Q4 2014	Q3 2014	% Increase (Decrease)	Q4 2013	% Increase (Decrease)
Compensation and employee benefits[1,2]	$962	$955	0.7%	$934	3.0%
Information systems and communications	246	242	1.7	228	7.9
Transaction processing services	201	199	1.0	182	10.4
Occupancy	113	119	(5.0)	124	(8.9)
Other[1,3]	358	293	22.2	292	22.6
Total Operating-Basis Expenses[1]	$1,880	$1,808	4.0%	$1,760	6.8%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Compensation and employee benefits expenses for the fourth quarter of 2014, third quarter of 2014 and fourth quarter of 2013 presented in the table, excluded severance costs of $10 million, severance cost credit adjustments of $2 million and severance costs of $11 million, respectively, related to staffing realignment. GAAP-basis compensation and employee benefits expenses for the fourth quarter of 2014, third quarter of 2014 and fourth quarter of 2013 were $972 million, $953 million and $945 million, respectively.
3 GAAP-basis other expenses for the fourth quarter of 2014, third quarter of 2014 and fourth quarter of 2013 were $408 million, $359 million and $337 million, respectively.
Compensation and employee benefits expenses of $962 million in the fourth quarter of 2014 increased 0.7% and 3.0% from the third quarter of 2014 and fourth quarter of 2013, respectively. The increase from both periods is primarily due to increased costs to support new business and regulatory compliance initiatives as well as higher incentive compensation, partially offset by the impact of the stronger U.S. dollar. See notes 1 and 2 to the table above for a description of the presentation of operating-basis compensation and employee benefits expenses for the relevant periods.
Information systems and communications expenses of $246 million in the fourth quarter of 2014 increased 1.7% from the third quarter of 2014. Compared to the fourth quarter of 2013, information systems and communication expenses increased 7.9%. Fourth-quarter 2014 information systems and communications expenses included $6 million related to our withdrawal from derivatives clearing and execution activities in the fourth quarter of 2014.
Transaction processing services expenses of $201 million in the fourth quarter of 2014 increased 1.0% from the third quarter of 2014. Compared to the fourth quarter of 2013, transaction processing expenses increased 10.4%, primarily due to higher volumes in the investment servicing business.
Occupancy expenses of $113 million in the fourth quarter of 2014 decreased 5.0% from the third quarter of 2014. Compared to the fourth quarter of 2013, occupancy expenses decreased 8.9%, primarily due to the effect of an $8 million charge in the fourth quarter of 2013 associated with a sublease renegotiation.
Other expenses of $358 million in the fourth quarter of 2014 increased $65 million, or 22.2%, from the third quarter of 2014, primarily due to higher securities processing costs, higher professional services primarily related to regulatory compliance initiatives, costs associated with our withdrawal from derivatives clearing and execution activities in the fourth quarter of 2014, and a $9 million impairment primarily associated with an intangible asset. Compared to the fourth quarter of 2013, other expenses increased $66 million, or 22.6%, primarily due to higher professional services primarily related to regulatory compliance initiatives, costs associated with our withdrawal from derivatives clearing and execution activities in the fourth quarter of 2014, a $9 million impairment primarily associated with an intangible asset, and in the fourth quarter of 2013 $28 million of Lehman Brothers-related gains and recoveries. See notes 1 and 3 to the table above for a description of GAAP-basis other expenses for the relevant periods.
Income Taxes
Our fourth-quarter 2014 GAAP-basis effective tax rate was 14.2%, down from 18.6% in the third quarter of 2014 and up from 9.6% in the fourth quarter of 2013. Our fourth-quarter 2014 operating-basis tax rate was 28.5%, down from 31.0% in the third quarter of 2014 and from 31.5% in the fourth quarter of 2013. The decrease in the operating-basis tax rate from both periods was primarily due to a net reduction in taxes attributable to foreign operations.
Capital
In July 2013, the Federal Reserve issued a final rule intended to implement the Basel III framework in the U.S., referred to as the Basel III final rule. Provisions of the Basel III final rule become effective under a transition timetable which began on January 1, 2014. On February 21, 2014, we were notified by the Federal Reserve that we completed our Basel III qualification period and would be required to begin using the advanced approaches framework provided in the Basel III final rule in the determination of our risk-based capital requirements. Pursuant to this notification, we have used the advanced approaches framework to calculate our regulatory capital ratios beginning with the second quarter of 2014.
For the fourth quarter of 2014, the lower of our regulatory capital ratios calculated under the Basel III advanced approaches and those ratios calculated under the transitional provisions of Basel III apply in the assessment of our capital adequacy for regulatory purposes. Once the provisions of the Basel III final rule are fully implemented effective January 1, 2015, the lower of the Basel III regulatory capital ratios calculated by us under the Basel III advanced approaches and the Basel III standardized approach will apply in the assessment of our capital adequacy for regulatory purposes.
The following table presents our regulatory capital ratios as of December 31, 2014 and September 30, 2014. Refer to notes 1, 2 and 3 following the table for an explanation of the methodology as of those dates. Refer to the addendum included with this news release for a further description of these ratios, and for a reconciliation applicable to State Street's tangible common equity, or TCE, ratio presented in the table. All capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

Capital ratios	Basel III Advanced Approach December 31, 2014[1]	Basel III Transitional December 31, 2014[2]	Basel III Advanced Approach September 30, 2014[1]	Basel III Transitional September 30, 2014[2]
Total capital ratio	16.6%	19.8%	16.2%	19.1%
Tier 1 capital ratio	14.7	17.5	14.2	16.7
Common equity tier 1 ratio	12.5	15.0	12.8	15.0
Tier 1 leverage ratio	6.4	6.4	6.4	6.4

TCE ratio[3]		6.8		6.6

1 Total capital, tier 1 capital, common equity tier 1 and tier 1 leverage ratios as of December 31, 2014 and as of September 30, 2014 were calculated in conformity with the advanced approaches provisions of the Basel III final rule.
2 Total capital, tier 1 capital, common equity tier 1 and tier 1 leverage ratios as of December 31, 2014 and as of September 30, 2014 were calculated in conformity with the transitional provisions of the Basel III final rule. Specifically, these ratios reflect total and tier 1 capital, as applicable (the numerator), calculated in conformity with the provisions of the Basel III final rule and total risk-weighted assets or, with respect to the tier 1 leverage ratio, quarterly average assets (in both cases, the denominator), calculated in conformity with the provisions of Basel I.
3 The tangible common equity, or TCE, ratio is an additional capital ratio that management believes provides context useful in understanding and assessing State Street's capital adequacy. The TCE ratio is not required by GAAP or by banking regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. The TCE ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculations of our TCE ratios as of December 31, 2014 and September 30, 2014 are provided in the addendum included with this news release.
Our common equity tier 1 ratios as of December 31, 2014 and September 30, 2014, calculated in conformity with the advanced approaches provisions of the Basel III final rule, were 12.5% and 12.8%, respectively. Our estimated pro forma Basel III common equity tier 1 ratio, calculated in conformity with the advanced approaches provisions of the Basel III final rule, was 11.8% as of December 31, 2013. Our estimated pro forma Basel III common equity tier 1 ratios, calculated in conformity with the standardized approach in the Basel III final rule, were 10.8% as of December 31, 2014, 10.9% as of September 30, 2014 and 10.1% as of December 31, 2013. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratio as of December 31, 2014, calculated under the advanced approaches in conformity with the Basel III final rule, was 11.6%. On a fully phased-in basis, our estimated pro-forma Basel III common equity tier 1 ratio as of December 31, 2014, calculated under the standardized approach in conformity with the Basel III final rule, was 10.0%. Our estimated pro forma common equity tier 1 ratios are preliminary estimates (historical, as of December 31, 2014 and presented on a fully phased-in basis), calculated in conformity with the advanced approaches or the standardized approach (as the case may be, and in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) in the Basel III final rule, based on our interpretations of the Basel III final rule as of the respective date of each estimate’s first public announcement and as applied to our businesses and operations as of the respective date of such estimate.
The advanced approaches ratios (actual and estimated) presented in this news release reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by us for those purposes as of the respective date of each ratio’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not, individually or collectively, precisely represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period.
Refer to the addendum included with this news release for information concerning our estimated pro forma Basel III common equity tier 1 ratios calculated under the advanced and standardized approaches, and for reconciliations of these estimated pro forma ratios to our common equity tier 1 ratio calculated under then currently applicable regulatory requirements.
Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Friday, January 23, 2015, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 54579745.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 54579745.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at www.statestreet.com/stockholder, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For the fourth quarter of 2014, State Street expects to publish its updates during the period beginning today and ending on March 2, 2015.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $28.19 trillion in assets under custody and administration and $2.45 trillion* in assets under management as of December 31, 2014, State Street operates globally in more than 100 geographic markets and employs 29,970 worldwide. For more information, visit State Street's website at www.statestreet.com or call +1 877-639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678-999-4577 outside those countries.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $27 billion as of December 31, 2014), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.

Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “expect,” “objective,” “intend,” “plan,” “forecast,” “outlook,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 23, 2015.
In particular, in each of the third and fourth quarters of 2014, we announced charges (due to pre-tax legal accruals recorded in those quarters) reflecting our intention to seek to resolve some, but not all, of the outstanding and potential claims arising out of our indirect FX client activities. We have reported on these matters in our previous public filings with the SEC. With respect to those legal accruals: (1) we are engaged in discussions with some, but not all, of the governmental agencies and civil litigants that we have described in connection with these matters regarding potential settlements of their outstanding or potential claims; (2) there can be no assurance that we will reach a settlement in any of these matters, that the cost of such settlements would not materially exceed such accruals, or that other claims will not be asserted; and (3) we do not currently intend to seek to negotiate settlements with respect to all outstanding and potential claims, and our current efforts, even if successful, will not address all of our potential material legal exposure arising out of our indirect FX client activities.
Important factors that may also affect future results and outcomes include, but are not limited to:

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•	the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement changes to the regulatory framework applicable to our operations, including implementation of the Dodd-Frank Act, the Basel III capital framework and European legislation (such as the Alternative Investment Fund Managers Directive and

Undertakings for Collective Investment in Transferable Securities Directives); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for globally systemically important financial institutions applicable to, among other things, risk management, capital planning and compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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adverse changes in the regulatory capital ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III capital and liquidity standards, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

•
increasing requirements to obtain the prior approval of the Federal Reserve or our other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity purchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

•	the results of, and costs associated with, government investigations, litigation and similar claims, disputes, or proceedings;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems and their effective operation both independently and with external systems, and complexities and costs of protecting the security of our systems and data;

•	our ability to grow revenue, control expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements;

•
changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in how and in what amounts clients compensate us for our services, and the mix of services provided by us that clients choose;

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our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2013 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, January 23, 2015, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.